Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	The MWW Group
	John J. Sullivan	Richard Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
	(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2005 RESULTS

Albany, NY, May 12, 2005 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales decreased 6% to $285.4 million for the first quarter ended April 30, 2005, compared to $304.5 million in the first quarter of 2004.  In the first quarter, the Company operated 7% fewer stores than last year. For the first quarter of 2005, net loss was $1.0 million, or $0.03 per share. Net income for the first quarter of 2004 was $2.5 million, or $0.07 per share, including an extraordinary gain of $0.4 million or $0.01 per share related to the acquisition of the Wherehouse Entertainment Stores in 2003.  Comparable store sales in the first quarter of 2005 decreased 2%.

“Our first quarter results were impacted by the sluggish performance of new music and DVD releases after the Easter holiday.  We were pleased with the very strong performance of our video game business and the improvement in the accessories category,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We expect second quarter comparable sales to be positive on an improved line-up of music and DVD releases, continued strength in our video game business and further improvement in our accessories category.”

Gross profit as a percentage of sales for the first quarter of 2005 was 36.6% versus 37.2% in the first quarter of 2004.  SG&A as a percentage of sales was 34.2% compared to 33.2% last year.

Mr. Higgins added, “We continue to move forward with our digital strategy, which includes our FYE Download Zone, a subscription-based digital music service, where the consumer can have access to over a million songs. We are further enhancing the capabilities of our digital music shopping experience both in-store and online and are on track to introduce the next generation LVS 3 (Listening and Viewing Stations) system later this year.”

“We remain confident in our outlook for 2005, our overall business strategy and our ability to exploit opportunities in the marketplace, particularly in merchandising and real estate, and reiterate our estimate of annual earnings per share of $0.85 to $0.90.” concluded Mr. Higgins.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended
	April 30, 2005	% to Sales	May 1, 2004	% to Sales

Sales	$285.4		$304.5

Cost of sales	180.8	63.4%	191.2	62.8%
Gross profit	104.6	36.6%	113.3	37.2%

Selling, general and administrative expenses	97.7	34.2%	101.2	33.2%

Depreciation and amortization	8.2	2.9%	8.5	2.8%
Income / (Loss) from operations	(1.3)	-0.5%	3.6	1.2%

Interest expense	0.2	0.1%	0.3	0.1%
Income / (Loss) before income taxes and extraordinary gain - unallocated negative goodwill	(1.5)	-0.6%	3.3	1.1%
Income tax expense (benefit)	(0.5)	-0.3%	1.2	0.4%
Income / (Loss) before extraordinary gain - unallocated negative goodwill	(1.0)	-0.4%	2.1	0.7%
Extraordinary gain - unallocated negative goodwill, net of income taxes	—	0.0%	0.4	0.1%

NET INCOME / (LOSS)	$(1.0)	-0.4%	$2.5	0.8%

Basic income / (loss) per common share:
Income / (Loss) per share before extraordinary gain - unallocated negative goodwill	$(0.03)		$0.06
Extraordinary gain - unallocated negative goodwill, net of income taxes	—		0.01
Basic income / (loss) per share	$(0.03)		$0.07
Weighted average number of common shares outstanding - basic	35.3		36.0

Diluted income / (loss) per common share:
Income / (Loss) per share before extraordinary gain - unallocated negative goodwill	$(0.03)		$0.06
Extraordinary gain - unallocated negative goodwill, net of income taxes	—		0.01
Diluted income / (loss) per share	$(0.03)		$0.07
Weighted average number of common shares outstanding -diluted	35.3		37.6

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$68.0	$89.1
Merchandise inventory	409.4	442.6
Fixed assets (net)	126.0	126.0
Accounts payable	185.2	243.0
Long-term debt, less current portion	16.5	7.4

Stores in operation	804	859